[QNB LOGO]
                                                                  P.O. Box 9005
                                                       Quakertown PA 18951-9005
                                                               TEL 215-538-5600
                                                               FAX 215-538-5765
                                                                    www.QNB.com


FOR IMMEDIATE RELEASE

            QNB CORP. REPORTS 20.4% INCREASE IN QUARTERLY NET INCOME

QUAKERTOWN, PA (15 July 2003) QNB Corp. (OTC Bulletin Board: QNBC) the parent company of The Quakertown National Bank (QNB), reported net income for the second quarter 2003 of $1,630,000 or $1.04 per share on a diluted basis. This compares to $1,354,000 or $.87 per share for the same period in 2002. Net income for the first six months of 2003 was $3,161,000 or $2.02 per share, a 20.2 percent increase over the $2,629,000 or $1.70 per share for the comparable period in 2002. Results for both the second quarter and six months of 2003 represent records for QNB.


Contributing to the increase in net income when comparing the two quarters is higher non-interest income. Non-interest income for the three months ended June 30, 2003 was $1,426,000, a $717,000 increase from the second quarter of 2002. When comparing these two periods gains on the sale of loans increased $408,000 and net gains on the sale of investment securities increased $242,000. The record low interest rate environment has resulted in a substantial increase in mortgage refinance activity that has contributed to the increase in the gain on the sale of loans. During the second quarter of 2003 QNB originated over $15 million in mortgage loans. This compares to slightly less than $3 million for the same period in 2002. Sales of equity securities contributed to the investment securities gain in 2003.

The increase in non-interest income offset a decline in net interest income. Net interest income declined by $36,000 when comparing the two quarters. Included in net interest income for the second quarter of 2002 was the recognition of $94,000 in interest on non-accrual loans. The continued historically low interest rate environment has had a significant impact on the net interest margin. The net interest margin was 3.48 percent for the second quarter of 2003 compared to 3.80 percent for the same period in 2002. Excluding the impact of the non-accrual interest the net interest margin for the second quarter of 2002 was 3.72%. The impact from the decline in the net interest margin on net interest income was partially offset by a 7.8 percent increase in average earning assets with average loans increasing 12.9 percent.

"I am very pleased with the record financial performance we have achieved in 2003," said Thomas J. Bisko, President and CEO. "The record low interest rate environment, while having a negative impact on our net interest margin, has provided a unique opportunity for our customers to refinance their mortgages. This has provided a tremendous financial performance for our residential mortgage business. In addition, we have been able to achieve significant growth in our loan portfolio, especially commercial loans. Since December 31, 2002 we have successfully increased our outstanding loans by 9.5 percent while maintaining asset quality. During this same period we have also seen our deposits grow by 7.3%. I am also very proud to report that our organization was once again awarded the #1 Best Bank by the Readers Choice Awards through both the Penny Power and the Souderton Independent/News Herald. We take pride in providing excellent service; it is nice to have it recognized. We look forward to continued success during the second half of 2003."

QNB Corp. offers commercial and retail banking services through the seven banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides trust and investment management services in conjunction with The Trust Company of Lehigh Valley, retail brokerage services through Raymond James Financial Services, Inc. and title insurance through Bankers Settlement Services of Eastern Pennsylvania, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.


QNB CORP.
(Dollars in thousands, except per share data)


                                                   Three Months Ended                     Six Months Ended
                                                        June 30,                              June 30,
                                                     2003       2002                      2003         2002
INCOME:
Total interest income                              $ 6,307     $ 6,974                   $12,699      $13,770
Total interest expense                               2,471       3,102                     4,976        6,273

Net interest income                                  3,836       3,872                     7,723        7,497

Provision for loan losses                              -           -                         -            -

Total non-interest income                            1,426         709                     2,664        1,443

Total non-interest expense                           3,143      2,886                      6,281        5,680

Income before income taxes                           2,119       1,695                     4,106        3,260

Provision for income taxes                             489         341                       945          631

Net income                                         $ 1,630     $ 1,354                   $ 3,161      $ 2,629

NET INCOME PER SHARE:
   Basic                                            $ 1.05      $ 0.88                    $ 2.05       $ 1.71
   Diluted                                            1.04        0.87                      2.02         1.70
   Dividends                                          0.33        0.30                      0.66         0.60


SELECTED PERIOD END BALANCES:
Total assets                                      $528,462    $479,198
Loans                                              237,530     209,466
Investments                                        239,000     232,067
Deposits                                           417,383     369,271
Borrowed funds                                      62,946      67,383
Shareholders' equity                                43,463      38,604

SELECTED RATIOS:
Return on average assets                             1.27%       1.14%                     1.25%        1.13%
Return on average shareholders' equity              16.83%      15.42%                    16.61%       15.23%
Net interest margin                                  3.48%       3.80%                     3.57%        3.76%
Efficiency ratio-tax equivalent                     56.16%      58.40%                    56.68%       58.92%
Average shareholders' equity to total
average assets                                       7.55%       7.40%                     7.56%        7.42%
Nonperforming assets to total assets                  .10%        .08%
Allowance as a % of loans                            1.24%       1.37%



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Contact: Thomas J. Bisko, CEO 215-538-5600 ext. 5612 or
                  Bret H. Krevolin, CFO ext. 5716
                  8:30 AM - 5:00 PM